                               AMENDMENT NO. 2 TO

                                  SCHEDULE 14A



PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

             Filed by the Registrant   [X]

             Filed by a party other than the registrant  [ ]

    Check the appropriate box:

    [X]   Preliminary proxy statement        [ ]   Confidential, for use of the
                                                   Commission only (as permitted by Rule
                                                   14a-6(e)(2))

    [ ]   Definitive proxy statement
          Definitive additional materials
          Soliciting material under Rule 14a-12


                                    CRAMER, INC.


                ------------------------------------------------
                (Name of registrant as specified in its Charter)



    Payment of filing fee (check the appropriate box)

         No fee required

         Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

         (1)    Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         (2)    Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined)

         -----------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction

         -----------------------------------------------------------------------

         (5) Total fee paid

         -----------------------------------------------------------------------

         [ ] Fee paid previously with preliminary materials

         -----------------------------------------------------------------------

         [ ] Check Box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         -----------------------------------------------------------------------

             (1)  Amount previously paid:
                                           -------------------------------------

             (2)  Form Schedule or Registration Statement No.:
                                                              ------------------

             (3)  Filing party:
                                 -----------------------------------------------

             (4)  Date filed:
                               -------------------------------------------------

                     PRELIMINARY COPY, SUBJECT TO COMPLETION
                                 AUGUST __, 2002

                                  CRAMER, INC.
                                625 Adams Street
                            Kansas City, Kansas 66105

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 _________, 2002
--------------------------------------------------------------------------------

To our shareholders:

The 2002 annual meeting of shareholders of Cramer, Inc. will be held at the Cramer corporate headquarters, 625 Adams Street, Kansas City, Kansas 66105, on ________, 2002 at 11:00 a.m. (local time). At the meeting, our shareholders will vote upon:

         Item 1: The election of two directors to serve until the 2003 annual meeting of shareholders

         Item 2: The ratification of the appointment of Stirtz Bernards Boyden Surdel & Larter, PA as our independent auditors for 2002

         Item 3: A proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of capital stock from 8,200,000 shares to 74,200,000 shares, which will be the first step in a series of transactions with the Company's corporate parent that will take the Company private and transact any other business that may properly come before the meeting.

All holders of record of our common stock at the close of business on ________, 2002 are entitled to vote at the meeting or any postponement or adjournment of the meeting.

You are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, your Board of Directors asks that you sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for your convenience. Your vote is important and all shareholders are encouraged to attend in person or vote by proxy.

Thank you for your support and continuing interest in your Company.


                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           /s/ Gregory Coward
                                           ------------------------------------
                                           Gregory Coward, President and Chief
                                             Executive Officer


Kansas City, Kansas
_________,2002

--------------------------------------------------------------------------------

                     PRELIMINARY COPY, SUBJECT TO COMPLETION
                                 AUGUST __, 2002

                                  CRAMER, INC.
                                 PROXY STATEMENT

                       2002 ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------

This proxy statement provides information regarding the annual meeting of shareholders to be held at the Company's corporate headquarters at 625 Adams Street, Kansas City, Kansas 66105, on ___________, 2002 at 11:00 a.m. (local time), or any adjournments thereof. This proxy statement and form of proxy were mailed to shareholders on or about ___________, 2002.

                                ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

         At the annual meeting, our shareholders will vote on the election of two directors, the ratification of the appointment of our independent auditors, and a proposal to amend the Articles of Incorporation to authorize additional shares of common stock. Management will report on your Company's results for 2001, the progress of our turnaround plan for the Company, and a proposed series of transactions with the Company's corporate parent that will take the Company private, and respond to questions from shareholders.

WHO IS ENTITLED TO VOTE AT THE MEETING?

         Shareholders of record at the close of business on ________, 2002 are entitled to receive notice of the annual meeting and vote their shares held on that date at the meeting. Each shareholder is entitled to one vote per share.

WHAT CONSTITUTES A QUORUM?

         The presence at the meeting, in person or by proxy, of the holders of a majority of our shares outstanding on the record date will constitute a quorum, permitting the meeting to proceed. On the record date, ____________ shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares present at the meeting for the purpose of establishing a quorum.

HOW DO I VOTE?

         If you complete and properly sign the enclosed proxy card and return it to us before the meeting, your shares will be voted as you direct. If you are a registered shareholder and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. You are also invited to vote in person at the meeting. If your shares are held in "street name" and you wish to vote at the meeting, you must obtain a proxy form from the institution that holds your shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

         Yes. Even after you have submitted your proxy, you may change your vote at any time before the meeting by sending a written notice of revocation or a duly executed proxy with a later date to the Secretary of the Company. Your proxy will also be revoked if you attend the meeting and vote in person. If you merely attend the meeting but do not vote in person, your previously granted proxy will not be revoked.

WHO IS SOLICITING MY PROXY?

         Your proxy is being solicited by the Board of Directors. Officers, directors and employees of the Company may solicit proxies on behalf of the Board by mail, telephone or email. The Company will pay all expenses of soliciting proxies for the annual meeting.

WHAT ARE THE BOARD'S  RECOMMENDATIONS?

         Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the recommendation of the Board of Directors. The Board recommends you vote:

         o FOR the election of James R. Zicarelli and David E. Crandall as directors for a term expiring at the 2003 annual meeting of shareholders

         o FOR the ratification of the appointment of Stirtz Bernards Boyden Surdel & Larter, PA as our independent auditors for 2002

         o FOR the approval of the amendment to the Company's Articles of Incorporation increasing the authorized shares of capital stock from 8,200,000 shares to 74,200,000 shares. Because the Articles amendment is the first step in a series of transactions with the Company's corporate parent that will take the Company private, as an affiliate of the parent, Mr. Zicarelli abstained from voting on that proposal.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH ITEM?

         The affirmative vote of a plurality of the shares voting is required to elect each director. Our shareholders have cumulative voting rights in electing directors. Because two directors are being elected, this means you have two votes for each share of stock owned by you in the election of directors.

You may cast all of your votes for one nominee or vote your shares for both nominees. Abstentions and broker non-votes in the election of directors will not be counted as negative votes and will have no affect. The proxies will not have discretionary authority to cumulate your votes unless you strike through one nominee's name on the proxy card.

         The affirmative vote of a majority of the shares voting is required to ratify the appointment of our independent auditors. Abstentions and broker non-votes on this issue will not be counted as negative votes and will have no effect.

         The affirmative vote of a majority of the outstanding shares of common stock of the Company is required to approve the amendment to increase the authorized shares. In light of this vote requirement, abstentions and broker non-votes on this Proposal will have the same effect as shares voted against the Proposal.

                                     ITEM I

                              ELECTION OF DIRECTORS

         Your Company's Board of Directors is currently comprised of two members whose terms expire at the 2002 annual meeting.

         Here is some information about the persons nominated for election as directors.



JAMES R. ZICARELLI                                           DIRECTOR SINCE 1992
--------------------------------------------------------------------------------

James R. Zicarelli, 50, is President of Rotherwood Ventures, LLC ("Rotherwood"), a Minnesota holding company and majority shareholder of your Company. Mr. Zicarelli serves as CEO of Sagebrush Corporation, a library services and publishing company. Previously, he served as CEO of Cramer, Inc. (1995 to 2001); CEO of Pacer Corporation (1992 to 2001); CFO of GV Medical, Inc. (1983 to 1990); and Division Controller of National Computer Systems (1974 to 1983). He holds a BA from Carleton College and an MBA from The University of St. Thomas.

DAVID E. CRANDALL                                            DIRECTOR SINCE 1992
--------------------------------------------------------------------------------

David E. Crandall, 59, is Chairman and CEO of PPA Industries, Dallas, Texas, a company he founded in 1980 and that is engaged in the manufacture of electronic enclosures, pre-fabricated wall systems and machinery packages.(1) Previously, he was Senior Vice President of Manufacturing Operations and board member of Sunshine Mining Company (1977 to 1980); Senior Vice President, Finance for the Great Western Sugar Company (1974 to 1977); and various positions with Electronic Data Systems and Citibank on Wall Street (1971 to 1974). Mr. Crandall served 3-1/2 years in the U.S. Army, during which time he computerized the Admissions System at West Point Academy. He served ten years on the Board of Trustees at St. Mark's School of Texas. He holds a BA from The University of Kansas and an MBA from The University of Missouri at Kansas City.

(1) PPA Industries filed for reorganization under the Bankruptcy Code in February 2000. The case was subsequently dismissed.

         There is no family relationship between any of the directors or officers of the Company.

         Messrs. Zicarelli and Crandall have consented to serve on the Board of Directors for a term expiring at the 2003 annual meeting. If either individual should become unavailable to serve as a director (which is not expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

HOW OFTEN DID THE BOARD MEET IN 2001?

         The Board of Directors met ten times in 2001. No director attended less than 75% of those meetings.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

         The Board formally appointed an Audit Committee and a Compensation Committee in 2001. Prior to 2001, the Board of Directors served as the Audit Committee and Compensation Committee. Because there are only two directors on the Board at the present time, the Audit Committee and Compensation Committee consist of the two current directors.

Audit Committee

         We have elected to apply Rule 4200(a)(15) of the NASDAQ listing standards ("NASDAQ Rule 4200(a)(15)") to determine whether the members of the Audit Committee are "independent." Mr. Crandall is considered "independent" as defined by NASDAQ Rule 4200(a)(15). In light of Mr. Zicarelli's status as President of Rotherwood and his prior service as CEO of Cramer, Mr. Zicarelli is not deemed "independent" as defined by that Rule. Nevertheless, your Board has determined that Mr. Zicarelli's service on the Audit Committee is in the best interest of our shareholders in light of the current size of the Board, the limited size and resources of the Company, the Board's determination to minimize administrative expenses, and the value which Mr. Zicarelli's financial expertise and judgment add to the Audit Committee.

         The Audit Committee assists your Company in fulfilling its responsibility for our accounting and financial reporting practices and our annual audited financial statements. As part of these duties, the Audit
Committee:

     o   recommends the independent accounting firm to be retained each year

     o reviews the audit and non-audit activities of the independent accountants and our internal accounting staff

     o reviews the scope and results of the quarterly unaudited financial statements and the audit of our annual financial statements and any auditor recommendations regarding the quarterly and annual financial statements and our accounting practices

     o evaluates the independence of the accountants from the Company and its management

Compensation Committee

         The Compensation Committee establishes the compensation for your executive officers and approves and administers the Company's executive compensation programs.

Committee Meetings

         The Audit Committee and Compensation Committee did not meet separately from the Board in 2001.

                                    OFFICERS

Gregory Coward, 55, is President and Chief Executive Officer of the Company. Mr. Coward was appointed CEO by the Board on January 24, 2001. Mr. Coward has been charged with the responsibility to conduct a thorough review of the Company's operations and implement a turnaround plan with the intention of achieving positive cash flow and returning the Company to profitability. Mr. Coward joined Rotherwood in January 2001 as a Vice President. Mr. Coward is employed by Rotherwood but performs his duties at Cramer on a full-time basis. Previously he held several positions, including President of HCW, Inc., a successful turnaround in the foodservice industry, and ownership/executive positions with two sporting goods manufacturing companies.

Nicholas Christianson, 31, was appointed Interim Chief Financial Officer on April 1, 2002. Mr. Christianson has been assisting Mr. Coward with the Company's turnaround plan and has assumed responsibility for finance and accounting matters. Mr. Christianson is employed by an affiliate of Rotherwood and performs his duties at Cramer on a part-time basis. Mr. Christianson served as CFO of two application service providers, MetaFarms, Inc. and Scout Information Services, from 1997 to 2001. He participated in the development and spin-off of several Internet based start-up ventures at Scout and helped MetaFarms launch its operations. Prior to his position at Scout, Mr. Christianson was an auditor at PriceWaterhouse Coopers. Mr. Christianson is a licensed CPA.

                             EXECUTIVE COMPENSATION

DESCRIPTION OF COMPENSATION ARRANGEMENTS

         Gregory Coward is compensated by Rotherwood and does not receive any compensation from the Company for serving as President and Chief Executive Officer. Mr. Coward's compensation from Rotherwood is not specifically related to Cramer's performance. Rotherwood charges Cramer a monthly fee as compensation for making Mr. Coward's services available to the Company. Rotherwood charged fees to the Company for Mr. Coward's services and related travel expenses of $103,900 in 2001. Cramer paid $48,000 of these fees during 2001 and recorded the balance due of $55,900 as an accrued liability in the December 31, 2001 financial statements.

         Mr. Christianson is compensated by a Rotherwood affiliate and does not receive any compensation from the Company for serving as Interim Chief Financial Officer. Mr. Christianson's compensation from the Rotherwood affiliate is not related to Cramer's performance. Rotherwood charges Cramer a fee as compensation for making Mr. Christianson's services available to the

Company, based upon the amount of time spent by him on the Company's business. Rotherwood has charged fees to the Company for Mr. Christianson's services in the amount of $21,600 for the period from April 1-June 30, 2002.

         James R. Zicarelli served as CEO until the appointment of Mr. Coward on January 24, 2001. Mr. Zicarelli is President of Rotherwood and did not receive any compensation from the Company for serving as CEO. Mr. Zicarelli's compensation from Rotherwood was not specifically related to Cramer's performance or the time spent by him in Cramer management. Cramer was not charged by Rotherwood for Mr. Zicarelli's services during 2001.

See "Relationships and Related Transactions Between Cramer and Directors, Officers or their Affiliates" below for further discussion of Cramer's transactions with Rotherwood.

SUMMARY COMPENSATION TABLE

         The following table provides information regarding the compensation paid in 2001, 2000 and 1999 to the persons who served as executive officers of the Company until their termination in 2001 and whose annual compensation exceeded $100,000 in any of those years.

                                          ANNUAL COMPENSATION
 NAME AND PRINCIPAL                    -----------------------------
     POSITION                YEAR        SALARY ($)       BONUS ($)
       (a)                   (b)           (c)               (d)
---------------------     --------     ------------     ------------
ROBERT KOVACH(1)              2001     $     23,138     $          0
President and COO
                              2000     $    128,000     $          0

                              1999     $    124,676     $     12,000

JEFFREY MYER(2)               2001     $     47,855     $          0
Vice President, Sales
and Marketing                 2000     $    111,592     $     10,000

                              1999     $    107,945     $      5,000

(1)  Mr. Kovach was terminated in January 2001

(2)  Mr. Myer was terminated in March 2001

HOW ARE DIRECTORS COMPENSATED?

         The Company's policy is to pay each director who is not an employee of Cramer or Rotherwood $1,000 for each Board meeting attended and to reimburse his expenses related to the meeting. However, both directors declined to accept any fees or reimbursed expenses for Board meetings held in 2001.

              RELATIONSHIPS AND RELATED TRANSACTIONS BETWEEN CRAMER
                   AND DIRECTORS, OFFICERS OR THEIR AFFILIATES

         By virtue of its 51.6% ownership of the Company's common stock, Rotherwood controls the Company and may be deemed a "parent" of the Company.

         James R. Zicarelli, Chairman of the Board of Directors, served as Cramer's CEO until Mr. Coward was appointed to that position in January 2001. Mr. Zicarelli is President of Rotherwood.

         Gregory Coward is compensated by Rotherwood and does not receive any compensation from the Company for serving as President and Chief Executive Officer. Mr. Christianson is compensated by an affiliate of Rotherwood and does not receive any compensation from the Company for serving as Interim Chief Financial Officer (See "Executive Compensation" for more information regarding compensation arrangements for Mr. Coward and Mr. Christianson).

         Cramer participates with Pacer Corporation as a co-borrower in a combined credit facility with US Bank (formerly Firststar Bank). The credit facility is secured by the assets of Pacer and Cramer and a pledge of $2,000,000 in securities by Rotherwood. The pledge replaces a $2,000,000 letter of credit posted by Rotherwood which formerly guaranteed the loan. In exchange for Rotherwood's financial accommodation to the Company, without which the Company could not obtain financing and the loan would probably be called, the Company has agreed to pay Rotherwood a quarterly fee of 2% of the letter of credit/pledge amount ($40,000 per quarter), to be paid in shares of common stock. The Company is seeking to amend its Articles to increase its authorized common stock to enable the Company to pay this fee in common stock beyond the first quarter of 2002. The Company also seeks to increase its authorized common stock for the purpose of issuing common stock to Rotherwood in a proposed $900,000 investment transaction described in Item III, "Amendment to Article 4 of the Articles of Incorporation - Issuance of Common Stock to Rotherwood for Cash and Subsequent 'Going Private' Transaction." If Rotherwood makes the proposed equity investment in the Company, the Company would become a 90% subsidiary of Rotherwood, permitting Rotherwood to effect a short-form merger of the Company into Rotherwood without the approval of Cramer's other shareholders. The shareholders of the Company other than Rotherwood (the "Public Shareholders") will receive $0.05 per share in cash in the short-form merger, subject to proper exercise of their appraisal rights under Kansas law. Following completion of the short-form merger, Rotherwood intends to take the Company "private" by terminating its status as a reporting company under the Securities Exchange Act of 1934 ("Exchange Act") (See Item III, "Amendment to Article 4 of the Company's Articles of Incorporation" below, Item 6, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2001 Annual Report on Form 10-KSB/A incorporated by reference herein, and the Transaction Statement on Form 13E-3 filed jointly by the Company, Rotherwood and Rotherwood's parent, Rotherwood Investments, LLC ("Rotherwood Investments" and together with Rotherwood, the "Rotherwood Entities") incorporated by reference herein).

         From 1995 through December 31, 2001, Cramer paid fees to Rotherwood for management services, including those provided by Mr. Zicarelli and Mr. Coward. These fees totaled $103,900 (including expense reimbursements) in 2001 and $28,000 in 2000. The Company recorded a total accrual of $101,000 at December 31, 2001 for amounts owed to Rotherwood, including the unpaid portion of management services fees, fourth quarter 2001 letter of credit/pledge fees and amounts related to tax preparation fees paid by Rotherwood. Management believes the amounts paid and accrued for the services provided by Rotherwood were no less favorable than those that would be charged by third parties for comparable services.

                             AUDIT COMMITTEE REPORT

         In 2001, the Board of Directors appointed an Audit Committee consisting of two directors. Prior to 2001, the entire Board served as the Audit Committee. The current members of the Audit Committee are James R. Zicarelli and David E. Crandall, who are currently the only members of the Board. For information about the "independence" of Messrs. Zicarelli and Crandall, as defined by NASDAQ Rule 4200(a)(15), see "Election of Directors - What Committees has the Board Established?"

         The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls. Our independent auditors are responsible for auditing our financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

         The Board of Directors has adopted a written charter for the Audit Committee which was attached as an Appendix to the 2000 proxy statement.

         In fulfilling its oversight responsibilities, the Audit Committee reviewed our 2001 audited financial statements with management and our independent auditors. The Audit Committee held a meeting on April 8, 2002 with management and the independent auditors to discuss the overall scope of the 2001 audit, the results of their examinations, their evaluations of the Company, our internal controls, and the overall quality of our financial reporting. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors' judgments regarding the quality, not just the acceptability, of management's accounting principles and the other matters required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the independent auditors their independence from management and the Company, including the matters covered by the written disclosures and letter provided by the independent auditors.

         The members of the Audit Committee are not professionally engaged in the practice of accounting and are not experts in the field of accounting or auditing, including auditor independence. Members of the Committee rely without independent verification on the information provided to them and the representations made by management and our independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent."

         Based on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in our annual report on Form 10-KSB/A for the year ended December 31, 2001 for filing with the Securities and Exchange Commission ("SEC").

                             By the Audit Committee:

                               James R. Zicarelli
                                David E. Crandall

This Audit Committee report is not deemed "soliciting material" and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under
Section 18 of the Exchange Act.

                                 SHARE OWNERSHIP

WHO OWNS MORE THAN 5% OF OUR SHARES?

         Except as set forth below, we know of no single person or group that is the beneficial owner of more than 5% of your Company's outstanding stock:

                                                                 AMOUNT AND NATURE OF                    PERCENT OF
           NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP (1)                  CLASS (4)
           ------------------------------------                 ------------------------                 ----------
Rotherwood Ventures LLC                                             2,083,212(2)(3)                          51.6%
301 Carlson Parkway
Minnetonka, Minnesota 55305

(1)      Based solely on disclosures made in Schedule 13D filed with the SEC.

(2) Mr. Zicarelli and the Chairman of Rotherwood have shared voting and investment power over the shares.

(3) The Company is obligated to pay Rotherwood a fee in exchange for Rotherwood's $2,000,000 letter of credit/securities pledge which guarantees the Company's bank line of credit. The fee is equal to 2% per quarter of the amount of the letter of credit/pledged securities ($40,000 per quarter) and is payable in shares of common stock at the rate of $0.05 per share (800,000 shares per quarter). After the issuance of common stock to Rotherwood for letter of credit/pledge fees earned by Rotherwood in the fourth quarter of 2001 and the first two quarters of 2002, Rotherwood will own 4,483,212 shares of common stock, or 69.6% of the total outstanding shares.

(4)      Percentage based on common and common equivalent shares.

HOW MANY SHARES DO THE DIRECTORS AND OFFICERS OWN?

         This table shows as of December 31, 2001 the number of our shares beneficially owned by the directors and officers of your Company and by the directors and officers as a group. All information regarding beneficial ownership was furnished by the persons listed below.

                                      AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP     PERCENT OF SHARES OUTSTANDING(4)
------------------------              --------------------     --------------------------------
James R. Zicarelli(1)                           0(2)                           0%

David E. Crandall                         125,341(3)                         3.1%

Gregory Coward                                  0                              0%

Nicholas Christianson                           0                              0%

All officers and directors
as a group (4 persons)                    125,341                            3.1%


(1) Mr. Zicarelli is President of Rotherwood. Pursuant to Rule 13d-3 of the SEC, the 2,083,212 shares held by Rotherwood and listed in the previous table and the additional shares issuable to Rotherwood as described in footnote 3 to the previous table and in Item III, "Amendment to Article 4 of the Articles of Incorporation" below may be attributed to Mr. Zicarelli because of his shared voting and investment power over those shares.

(2) Mr. Zicarelli shares voting and investment power over the shares with Rotherwood's Chairman.

(3)      Sole voting and investment power.

(4)      Percentage based on common and common equivalent shares.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Based on its review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) of the SEC during the fiscal year ended December 31, 2001, and any Form 5's and amendments thereto furnished with respect to the 2001 fiscal year, we are not aware of any person who, at any time during the 2001 fiscal year, was a director, officer or beneficial owner of more than ten percent of the Company's common stock and who failed to file on a timely basis, as disclosed in those Forms, the reports required by Section 16(a) of the Securities Exchange Act of 1934, with the exception of the Form 3 for Gregory Coward, which was filed late on January 16, 2002 and which confirmed that Mr. Coward does not own any shares of Cramer stock.

                     II. APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed the firm of Stirtz Bernards Boyden Surdel & Larter, PA, Minneapolis, Minnesota ("SBBSL") as independent auditors of the Company for the fiscal year ending December 31, 2002.

         Our financial statements for the fiscal year ended December 31, 2001 were audited by SBBSL. Our financial statements for the fiscal year ended December 31, 2000 were audited by Deloitte & Touche LLP ("D&T"). On August 14, 2002, we filed our amended annual report on Form 10-KSB/A for the fiscal year ended December 31, 2001, which included a re-issuance of D&T's report dated May 4, 2001 on our 2000 financial statements, together with SBBSL's report dated March 6, 2002 on our 2001 financial statements.

D&T's report on our 2000 financial statements included an unqualified opinion with an explanatory paragraph that stated that our recurring losses from operations, cash flow difficulties, negative working capital, stockholders' capital deficiency and lack of compliance with debt covenants raised substantial doubt about our ability to continue as a going concern. SBBSL issued a similar "going concern" opinion on our 2001 financial statements.

         During the two fiscal years ended December 31, 2000, and the subsequent interim period preceding the end of D&T's engagement, there were no disagreements between D&T and the Company, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to D&T's satisfaction, would have caused D&T to make reference to the subject matter of the disagreement(s) in connection with its reports, nor were there any reportable events as contemplated under Item 304(a)(1)(iv)(B) of Regulation S-B.

         We did not consult with SBBSL, prior to its engagement, regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by SBBSL on any such issue prior to its engagement that was a factor considered by us in reaching a decision on any accounting, auditing or financial reporting issue. We informed SBBSL prior to its engagement that D&T had issued a "going concern" opinion on our 2000 financial statements, but did not consult with or obtain the views of SBBSL prior to its engagement regarding the events or conditions forming the basis of D&T's "going concern" opinion.

         We authorized D&T to respond fully to any inquiries of SBBSL concerning any issue related to our accounting principles or practices or financial reporting, or our financial statements or D&T's audit thereof or audit opinion thereon.

         Representatives of SBBSL are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions about their services.

AUDIT FEES

         The Company paid D&T $49,350 in fees for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2000 and their review of the 2000 quarterly financial statements and the first and second quarter 2001 financial statements included in our Form 10-QSB reports for those quarters filed with the SEC. No fees were paid to SBBSL in 2001 for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2001 or their review of the third quarter 2001 financial statements included in our Form 10-QSB report for that quarter filed with the SEC. The Company accrued $22,289 for SBBSL's services in 2001.

                         III. AMENDMENT TO ARTICLE 4 OF
                          THE ARTICLES OF INCORPORATION

WHY IS THE COMPANY SEEKING TO AMEND ITS ARTICLES OF INCORPORATION?

         The Board of Directors (Mr. Zicarelli abstaining) has unanimously approved an amendment to the Company's Articles of Incorporation and recommends that the shareholders approve the amendment by voting in favor of Proposal III. This Proposal would amend the Company's Articles of Incorporation by deleting the current Article 4 and replacing it with a new Article 4 which would increase the authorized capital stock from 8,200,000 shares to 74,200,000 shares, consisting entirely of 74,200,000 shares of no par value common stock.

         Authorization of the additional common stock will permit the Company to issue 2.4 million shares of common stock to Rotherwood as compensation for the letter of credit/securities pledge described in "Issuance of Common Stock to Rotherwood as Compensation for Rotherwood Guarantee" below, and to sell 18 million shares of common stock to Rotherwood as described in "Issuance of Common Stock to Rotherwood for Cash and Subsequent 'Going Private' Transaction" below. Because the proposed Articles amendment is the first step in a series of transactions with Rotherwood that will result in a short-form cash-out merger of the Company into Rotherwood and a termination of the Company's registration as a reporting company under the Exchange Act, approval of the Articles amendment will constitute approval of taking the Company private in the manner described in this Proposal III.

         The Public Shareholders will not vote as a class on Proposal III. Because Rotherwood currently controls 51.6% of the Company's outstanding stock, passage of Proposal III is assured. Rotherwood may effect the short-form merger of the Company into Rotherwood without approval of the Board of Directors or Public Shareholders of the Company.

THE BOARD WILL HAVE THE POWER TO ISSUE COMMON SHARES WITHOUT SHAREHOLDER
APPROVAL.

         When Proposal III is adopted, the Board of Directors will have the power, without shareholder approval, to issue common stock from time to time (including the issuance of common stock to Rotherwood as described in this proxy statement and accompanying Schedule 13E-3) in accordance with such terms as the Board deems advisable, except in a transaction for which the Kansas Corporation Code requires approval of the shareholders of the Company, such as a merger (other than a short-form merger), consolidation or sale of all or substantially all of the assets of the Company.

         The Company has agreed to issue common stock to Rotherwood as compensation for its guarantee (see "Issuance of Common Stock as Compensation for Rotherwood Guarantee," below). Rotherwood also intends to make a $900,000 equity investment in the Company in an effort to improve the Company's financial condition and take the Company private (see "Issuance of Common Stock to Rotherwood for Cash and Subsequent 'Going Private' Transaction," below).

ISSUANCE OF COMMON STOCK AS COMPENSATION FOR ROTHERWOOD GUARANTEE

         In exchange for Rotherwood's $2,000,000 letter of credit/securities pledge as collateral for the Company's bank credit facility, without which the lender would not have provided the Company with credit and would probably call the loan, the Company has agreed to pay Rotherwood a fee equal to 2% per quarter of the amount of the letter of credit/securities pledge (see "Relationships and Related Transactions Between Cramer and Directors, Officers and Their Affiliates" above). If the fee were paid in cash, it would equal $40,000 per quarter. The Company is not generating sufficient cash flow to pay the fee in cash. Rotherwood has agreed to accept payment in shares of common stock at the rate of one share for each $0.05 of the 2% quarterly fee amount, or an aggregate of 800,000 shares per quarter. The Company has sufficient authorized common stock to pay the letter of credit/pledge fee for the fourth quarter of 2001 and the first quarter of 2002 (an aggregate of 1,600,000 shares), but will not have sufficient authorized common stock to pay the fee in common stock for any additional quarters or to issue common stock to Rotherwood in exchange for its proposed equity investment (see "Issuance of Common Stock to Rotherwood for Cash and Subsequent 'Going Private' Transaction," below) without amending the Articles to increase the Company's authorized common stock in accordance with Proposal III. At December 31, 2001, the Company recorded a liability of $40,000 for Rotherwood letter of credit/pledge fees accruing in the fourth quarter of 2001. The Company plans in the future to issue 2.4 million shares of common stock to Rotherwood for the fourth quarter 2001 and first and second quarter 2002 letter of credit/pledge fees, as well as 800,000 shares of common stock for each subsequent quarter in which the pledge remains in effect.

         Rotherwood currently owns 2,083,212 shares of common stock of the Company, or 51.6% of the outstanding common stock.

         The following table shows Rotherwood's percentage ownership of the Company's common stock assuming payment of the quarterly letter of credit/pledge fee in common stock at $0.05 per share (800,000 shares per quarter) and assuming no additional common stock is acquired by Rotherwood or any other party.

                          QUARTER                        NO. OF SHARES              PERCENTAGE
                          -------                        -------------              ----------
                  2001

                       Fourth Quarter                      2,883,212                   59.6%

                  2002

                       First Quarter                       3,683,212                   65.3%

                       Second Quarter                      4,483,212                   69.6%

                       Third Quarter                       5,283,212                   73.0%

                       Fourth Quarter                      6,083,212                   75.6%


         The Company has obtained an independent appraisal of its common stock (see "Issuance of Common Stock to Rotherwood for Cash and Subsequent 'Going Private' Transaction" below) which stated that the fair market value of the Company's common stock was $0.01 per share as of May 31, 2002, or $0.04 per share less than the $0.05 per share letter of credit/pledge fee exchange value. If the letter of credit/pledge fee payable to Rotherwood were paid in common stock at the rate of $0.01 per share, an aggregate of 4,000,000 shares of common stock would be issued to Rotherwood each quarter during the remaining term of the bank credit facility.

ISSUANCE OF COMMON STOCK TO ROTHERWOOD FOR CASH AND SUBSEQUENT "GOING PRIVATE" TRANSACTION

Introduction

         When Proposal III is approved by the shareholders, the Company intends to issue 18 million shares of common stock to Rotherwood for cash at a price of $0.05 per share, resulting in cash proceeds to the Company of $900,000. The proceeds of the equity investment by Rotherwood would be used to support operations, reduce amounts owed under the bank line of credit, enable the Company to move to a smaller, more efficient facility, and pursue a number of marketing and other initiatives in connection with its turn-around plan. There can be no assurance that this equity investment will support the turn-around. The equity investment by Rotherwood will enable Rotherwood to complete a short-form merger of the Company into Rotherwood as described below.

         The Company does not have a sufficient number of authorized shares of common stock to complete the investment transaction with Rotherwood. For this reason, the Board of Directors recommends increasing the authorized shares of common stock in accordance with Proposal III.

         Assuming the issuance of 2.4 million shares of common stock to Rotherwood as letter of credit/pledge fees for the fourth quarter of 2001 and the first and second quarters of 2002 (See "Issuance of Common Stock as Compensation for Rotherwood Guarantee," above), consummation of the $900,000 equity investment by Rotherwood will result in Rotherwood owning 22,483,212 shares of the Company's common stock, or 92% of the outstanding common stock of the Company. The Kansas Corporation Code provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent can effect a "short-form" merger of the subsidiary into the parent without a shareholder vote. Accordingly, when Proposal III is approved and if the contemplated investment by Rotherwood is consummated, Rotherwood will own at least 90% of the Company's outstanding shares and intends to effect a short-form cash-out merger of the Company into Rotherwood (the "Merger") at some time during 2002 without the consent of, or any action by, the Board of Directors or Public Shareholders. Notice of the Merger will be delivered to each shareholder prior to consummation of the Merger.

         As a result of the Merger, each share of the Company's common stock owned by the Public Shareholders will be cancelled and automatically converted into the right to receive $0.05 per share in cash, or an aggregate cash merger consideration of approximately $98,000.

         Completion of the Merger will entitle the Company to terminate its registration and status as a reporting company under the Exchange Act. For this reason, the Merger is subject to the "going private" provisions of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction, background of the persons involved in the transaction and purpose of the transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the "going private" transaction. The Company and the Rotherwood Entities have filed a joint Schedule 13E-3 with the SEC in connection with the going private transaction, which has been mailed to shareholders with this proxy statement and is incorporated by reference herein.

         The equity investment by Rotherwood will dilute the percentage of the Company's equity held by the Public Shareholders and will dilute the earnings per share (if any) and book value per share of the existing outstanding common stock. If Rotherwood does not make the proposed $900,000 investment, the uncertainty regarding the Company's ability to continue as a going concern described in "Purposes, Alternatives Reasons and Effects" below will continue and may increase.

         Except as described in this proxy statement and the Schedule 13E-3, neither the Company nor Rotherwood has any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or Rotherwood,
(ii) a sale or transfer of a material amount of assets of the Company, (iii) any change in the present Board of Directors or management of the Company, (iv) any material change in the present capitalization or dividend policy of the Company,
(v) any other material change in the Company's corporate structure or business, or (vii) causing a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

Summary Term Sheet

The material terms of the series of transactions that will result in the Company going private are:

         o The Company 's shareholders are asked to approve an amendment to the Company's Articles of Incorporation pursuant to Proposal III to increase the Company's authorized shares of common stock from 8,200,000 shares to 74,200,000 shares, which will enable the Company to sell 18 million shares to Rotherwood, increasing Rotherwood's ownership to over 90% of the then outstanding shares. Approval of Proposal III is assured given Rotherwood's current ownership of 51.6% of the Company's common stock (See "Purposes of the Transaction and Plans or Proposals" below);

         o Rotherwood receives an aggregate of 2.4 million shares of common stock at $.05 per share in exchange for Rotherwood's guarantee of, or pledge of collateral to support, the Company's bank debt for the fourth quarter of 2001 and the first two quarters of 2002 (See "Purposes of the Transaction and Plans or Proposals" below);

         o Rotherwood purchases 18 million shares of common stock for cash at a price of $.05 per share resulting in proceeds to the Company of $900,000 (See "Terms of the Transaction" below). Rotherwood will then own in excess of 90% of the Company's common stock (See "Purposes of the Transaction and Plans or Proposals" below);

         o Rotherwood effects a short-form merger of the Company into Rotherwood under Kansas law (See "Purposes of the Transaction and Plans or Proposals" below). In the Merger every Public Shareholder will receive a cash payment of $.05 per share, representing an approximate aggregate consideration of $98,000, subject to shareholders' statutory appraisal rights (See "Terms of the Transaction" below); and

         o Rotherwood and the Company will notify the Public Shareholders of the Merger and of the procedures for any shareholder of the Company to exercise appraisal rights to have a court determine the fair market value of his or her shares (if the shareholder chooses to do so) (See "Purposes of the Transaction and Plans or Proposals" below).

         This series of transactions will result in the Company's common stock being held solely by Rotherwood, permitting the Company to terminate its status as a public company required to file reports under the Exchange Act.

Terms of the Transaction.

         Following the amendment to the Company's Articles of Incorporation, Rotherwood intends to purchase 18 million shares of newly authorized common stock for cash at a purchase price of $.05 per share and an aggregate purchase price of $900,000. Upon Rotherwood's purchase of the shares, combined with the issuance of 2.4 million shares of common stock as compensation for the letter of credit/securities pledge, Rotherwood would own more than 90% of the Company's outstanding shares of common stock. Rotherwood would then cause a "short-form" merger to occur during 2002 in which each outstanding share of the Company's common stock owned by the Public Shareholders would be converted into the right to receive a cash payment of $.05 per share. As a result of such transaction, each share of common stock would be converted into the right to receive the short-form merger consideration, except for shareholders (if any) who properly exercise appraisal rights. Rotherwood intends to enter into such a transaction, but is not subject to any binding obligation to do so and reserves the right not to pursue such a transaction.

Merger Consideration.

         If Rotherwood proceeds with the Merger, the Public Shareholders would receive $.05 per share, which would represent the aggregate amount of approximately $98,000.

Reasons for the Transaction.

         See "Purposes, Alternatives, Reasons and Effects" below.

Vote Required.

         No vote of the Public Shareholders or Board of Directors will be required to approve the Merger.

Material Differences in Rights of Security Holders.

         If the Merger is consummated, Public Shareholders would have no right to participate in the future prospects of the Company. Public Shareholders would only receive $.05 per share in cash, unless they properly exercise appraisal rights, in which case they would receive the consideration determined by a court in accordance with Kansas law.

Federal Income Tax Consequences.

         The following is a general summary of the material U.S. federal income tax consequences if a merger is consummated to beneficial owners of shares of common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations thereunder, judicial decisions and current administrative rulings as in effect on the date of this proxy statement. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, life insurance companies, foreign corporations, foreign partnerships, foreign estates or trusts, or individuals who are not citizens or residents of the United States and beneficial owners whose shares of common stock were acquired pursuant to the exercise of warrants, employee stock options or otherwise as compensation) and does not address any aspect of state, local, foreign or other taxation.

         A shareholder whose shares of common stock are converted, pursuant to a short-form merger, into a right to receive cash will recognize gain or loss equal to the difference between (i) the amount of cash that such shareholder receives in the short-form merger and (ii) such shareholder's adjusted tax basis in such shares of common stock. Such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if at the closing or effective date of the short-form merger the shareholder's holding period for the shares of common stock is more than one year. Holders of shares of common stock could be subject to back-up withholding. Backup withholding in not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.

         In general, cash received by shareholders who exercise statutory appraisal rights will result in the recognition of gain or loss to the dissenting shareholder. Any such dissenting shareholder should consult with its tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to a short-form merger.

         Neither Rotherwood nor the Company expects to recognize any gain, loss or income by reason of a short-form merger.

         EACH BENEFICIAL OWNER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL OWNER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH BENEFICIAL OWNER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Appraisal Rights.

         A short-form merger will give rise to appraisal rights for any Public Shareholder who exercises those rights properly. Appropriate notice will be provided to shareholders at the appropriate time and Rotherwood will amend the
Schedule 13E-3 being filed by the Rotherwood Entities and the Company in connection with the Merger as appropriate to describe the appraisal rights.

Past Contracts, Transactions, Negotiations and Agreements

         By virtue of its 51.6% ownership of the Company's common stock, Rotherwood controls the Company and is thus an affiliate of the Company.

         James R. Zicarelli, Chairman of the Company's Board of Directors, served as the Company's CEO until Mr. Gregory Coward was appointed to that position in January 2001. Mr. Zicarelli is President of Rotherwood.

         Gregory Coward is compensated by Rotherwood and does not receive any compensation from the Company for serving as President and Chief Executive Officer. Mr. Coward receives a salary of $125,000 that is paid by Rotherwood, and Rotherwood receives a management fee from the Company equal to Mr. Coward's salary. Mr. Nicholas Christianson, the Company's Interim Chief Financial Officer, is compensated by an affiliate of Rotherwood and does not receive any compensation from the Company for serving as Interim Chief Financial Officer. He receives a salary of $100,000. Rotherwood has charged $21,600 for Mr. Christianson's services from April 1, 2002 through June 30, 2002.

         From 1995 through December 31, 2001, the Company paid fees to Rotherwood or a related company for management services, including those provided by Mr. Zicarelli and Mr. Coward. The cost to the Company for these services was approximately $91,500 in 2001 and $28,000 in 2000. In addition, the Company incurred expense of $40,000 for a loan guarantee fee by Rotherwood described below. At December 31, 2001, the Company owed Rotherwood $100,900 for these expenses along with other expenses incurred by Rotherwood for the benefit of the Company.

         The Company participates with Pacer Corporation, an affiliate of Rotherwood, in a combined credit facility. The credit facility provides the Company and Pacer with access to a revolving line of credit of $2.0 million with interest payable monthly at the bank's prime rate and a $320,000 line of credit with interest payable monthly at the prime rate plus 2%. The combined credit facility is secured by substantially all of the assets of the Company and of Pacer. As described in "Purposes of the Transaction and Plans or Proposals" below, Rotherwood initially provided the lender with a $2 million letter of credit as additional collateral for the loan and subsequently provided a pledge of $2 million of securities as collateral for the loan.

         In the fourth quarter of 2001, the Company's Board approved an "Odd-Lot" Tender Offer, in which the Company offered to purchase the shares held by shareholders owning fewer than 100 shares. The Company undertook this offer for two reasons. First, since there has been no trading in the Company's common stock, shareholders have not had a way to trade their shares. Second, the Company sought to reduce its expenses of reporting to odd-lot shareholders, which represented 35% of all shareholders.

         The Company engaged the firm of Meara, King & Co., a Kansas City accounting firm to analyze the current value of the Company and its common stock (See "Reports, Opinions, Appraisals and Negotiations" below for more discussion of this appraisal). The results of their study, which included, among other considerations, earnings tests and asset appraisals, valued the common stock at $.01 per share as of July 19, 2001. The Company offered to pay $.015 per share in cash to each "odd lot" shareholder. In recognition for this low value, the Company also agreed to send a Company product to every shareholder that accepted the offer. Forty eight "odd lot" shareholders holding an aggregate 1,889 shares accepted the offer and tendered their shares to the Company for an aggregate purchase price of $28.34 plus products valued at $2,400.

Purposes, Alternatives, Reasons and Effects.

Purposes

         The purpose of the Merger is to enable Rotherwood to acquire all of the outstanding equity interest in the Company as part of Rotherwood's overall reorganization plan for the Company and to provide consideration of $.05 per share in cash to the Public Shareholders.

Reasons

         As described in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2001 filed by the Company with the SEC and incorporated by reference herein, the Company is facing a number of serious challenges. The Company reported a loss in 2001 of $1,202,000, which is in addition to losses aggregating $1,309,000 during 2000 and 1999. As of June 30, 2002, the Company had a working capital deficit (which means the Company's current liabilities exceed its current assets) of ($1,820,000), and a negative net worth of ($1,747,000). The Company's bank credit line expired on January 27, 2002 and was temporarily extended to October 3, 2002. However, that extension was granted only on the condition that Rotherwood extend its own pledge of $2,000,000 in securities to support the credit line (see "Issuance of Common Stock as Compensation for Rotherwood Guarantee," above). SBBSL issued a "going concern" opinion on our 2001 financial statements, indicating substantial doubt about the Company's ability to continue as a going concern.

         In determining whether to effect the series of transactions described in this Proposal III, Rotherwood and the Company considered several factors, including the historical financial performance and significant losses of the Company and the potential benefits to the Company's business if the Company were to cease being a public reporting company. Rotherwood and the Company also considered:

         o the elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status;

         o the Company's small size in terms of revenues, employees and number of managers;

         o the expense associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to prepare, file, print and distribute quarterly, annual or other periodic reports and proxy statements);

         o the past and current absence of any trading market or liquidity for the Company's common stock;

         o the greater flexibility that the Company's management would have to focus on long-term business goals as a non-reporting company;

         o the availability of the Company's net operating losses carry forwards in the event that the Company were to become profitable; and

         o recent public capital market trends affecting micro-cap companies, including lack of interest by institutional investors in companies with a limited public float and no trading.

         Alternatives

         Rotherwood and the Company believe that the series of transactions described in this proxy statement, including the payment to Rotherwood of 800,000 shares of common stock per quarter in exchange for guaranteeing the Company's bank debt, investing $900,000 for 18 million shares of common stock and consummating the Merger, represents a cost effective way for Rotherwood to acquire the outstanding public minority equity interest in the Company while providing the Company with the capital it needs to attempt to turn its business around and providing Public Shareholders with liquidity for their shares. Rotherwood and the Company considered and rejected other alternatives including a long-form merger because of the cost and delay of obtaining the approvals of the Company's Public Shareholders and of seeking approval of the Board of Directors, including the possibility of seeking independent directors. Rotherwood and the Company also rejected the alternative of a tender offer as it entailed additional costs and its success was uncertain and because the Company would still need a cash infusion from Rotherwood, and a subsequent short-form merger would in all likelihood still be required in order to accomplish the Company's and Rotherwood's objective of becoming a private company.

         Rotherwood and the Company also considered the advantages and disadvantages of other alternatives to acquiring the minority interest in the Company, including:

         o a sale of new equity securities in the Company to a new investor or investors;

         o    a sale by Rotherwood of its equity interests in the Company; and

         o leaving the Company as a majority-owned, public subsidiary of Rotherwood.

         The first alternative, seeking outside capital from a new investor, was not considered feasible given the Company's financial condition and history of substantial losses and the current market conditions for micro-cap companies with no trading market.

         The second alternative, selling Rotherwood Ventures' equity interest in the Company, was briefly considered. It was not an alternative that was pursued at length, given the Company's dependence on Rotherwood and the belief that the Company would likely not survive without Rotherwood's guarantee or collateral support, because the bank would likely call the loan and the Company does not have sufficient cash or assets to satisfy the loan.

         In the view of Rotherwood and the Company, there is no advantage to Rotherwood, the Company or the Public Shareholders in the Company being a majority-owned, public subsidiary of Rotherwood. The disadvantages of that status, which were considered by Rotherwood and the Company, included the inability to achieve many of the benefits of taking the Company private discussed above. Rotherwood and the Company concluded that the advantages of leaving the Company as a majority-owned, public subsidiary were significantly outweighed by the disadvantages of doing so, and accordingly that alternative was rejected.

         Rotherwood and the Company also considered the lack of a trading market for the Company's common stock and considered that if the series of transactions described in this Proposal III, including the Merger, were consummated, it would result in immediate liquidity for the Public Shareholders.

Effects

         General. Upon completion of the series of transactions described in this Proposal III, Rotherwood will have complete control over the conduct of the Company's business and will have a 100% interest in the net book value and net earnings of the Company. In addition, Rotherwood will receive sole benefit of any future increase in value of the Company and will bear the sole risk of any continuing losses and further decrease in value of the Company.

         Public Shareholders. Upon completion of the series of transactions described in this Proposal III, the Public Shareholders would no longer have any interest in, and would not be shareholders of, the Company and therefore would not participate in any future earnings or potential growth of the Company, and would no longer bear the risk of any further decreases in value of the Company. In addition, the Public Shareholders would not share in any proceeds of any sale of the Company which Rotherwood may elect to accomplish in the future. All of the Public Shareholders' other incidents of stock ownership, such as the rights to vote on certain corporate decisions, to elect directors, to receive distributions upon the sale or liquidation of the Company and to receive appraisal rights upon certain mergers or consolidations of the Company, as well as the benefit of any potential increase in the value of a Public Shareholder's holdings in the Company based on any improvements in the Company's future performance, will be extinguished upon completion of the Merger.

         If the Merger is completed, the Public Shareholders will also not bear the risks of any further decreases in the value of their holdings in the Company based on any continuing downturns in the Company's future performance. Instead, the Public Shareholders will have liquidity in the form of the cash Merger consideration paid by Rotherwood in place of an ongoing equity interest in the Company in the form of shares.

         The Shares of Common Stock. If the Merger is consummated, Rotherwood intends to deregister the shares under the Exchange Act. As a result, the Company will no longer be required under the federal securities laws to file reports with the SEC and will no longer be subject to the proxy rules under the Exchange Act.

         For a discussion of certain federal income tax consequences of the Merger, see "Terms of the Transaction - Federal Income Tax Consequences," above.

Fairness of the Transaction

         Rotherwood and the Company believe that the series of transactions described in this Proposal III is fair to the Public Shareholders. Only one of the Company's two directors is independent and thus the series of transactions described in this Proposal III was not approved by a majority of directors who are independent of Rotherwood. Other than the appraisal of Meara King & Co. summarized in this Proposal III, the directors have not obtained a fairness opinion in connection with these transactions, or appointed a special committee of unaffiliated persons to approve the transactions. The $.05 per share value to Public Shareholders was determined by Rotherwood and was not the result of independent negotiation.

         The following are the material factors considered by Rotherwood and the Company in determining the fairness of the transactions described in this Proposal III:

         o Financial Condition. Rotherwood and the Company considered the fact that there exists substantial doubt about the Company's ability to continue as a going concern, given its history of substantial losses, negative working capital, and net worth covenant default under its bank credit agreement. Rotherwood also considered the fact that the Company's survival is almost totally dependent upon Rotherwood providing a letter of credit or pledge of collateral to secure the Company's credit facility. Rotherwood and the Company also considered that given the Company's financial condition it was not likely that the Company would obtain substitute or additional debt or equity financing from a third party lender or investor.

         o Limitations as a Public Company. Rotherwood and the Company considered the fact that the Company's negligible trading volume, its virtual non-recognition among its public competitors, its lack of institutional sponsorship and limited public float, its majority control by Rotherwood, the lack of any firms making a market in its common stock, and lack of research attention from market analysts, had adversely affected the trading market for, and the value of, the Company's common stock. Rotherwood and the Company also considered the valuation appraisal performed by Meara King which determined the fair market value of the common stock to be $.01 per share. Rotherwood and the Company also considered the fact that the Company would not have sufficient independent directors to comply with the rules of the NASDAQ stock market and could not be listed without recruiting independent board members who would be difficult to attract in the current environment, given the Company's financial situation. Rotherwood and the Company concluded that under the circumstances, the $.05 per share cash consideration to be received by the Public Shareholders if a short-form merger was consummated was preferable to continuing with the status quo. Accordingly, Rotherwood and the Company concluded that shareholder value was not likely to be maximized were the Company to remain a public company.

         o Future Prospects. Rotherwood and the Company considered the condition of the Company's industry, including the fact that the furniture business has been suffering very challenging conditions in recent years. Sales by major manufacturers have declined significantly over the past year, and it is unclear when industry conditions will improve. This situation is exacerbated by a decline in corporate construction and reductions in capital acquisition budgets by industry customers as part of general economic conditions.

         o Financial Performance and Future Prospects. Rotherwood and the Company considered Rotherwood's knowledge of the Company's business, operations, assets, financial condition, and the going concern opinions of the Company's external auditors. With respect to prospects, Rotherwood and the Company considered the projections and uncertainties related to adoption of a turn-around plan and the significant debt facing the Company. While management's restructuring efforts have contributed to the Company's operating income of $33,000 in the first two quarters of 2002, the Company's debt service obligations continue to keep the Company in a loss position. Rotherwood and the Company also considered that if the transactions described herein are not completed, the Company could suffer adverse impacts including possible withdrawal of the collateral deposit provided by Rotherwood which would likely lead to the bank calling the loan and bankruptcy and liquidation of the Company. This would affect cash flow, access to capital, and retention of management personnel. Rotherwood and the Company also considered the impact that these factors had and could have on the value of the common stock.

         o Appraisal of Meara King. Rotherwood and the Company also reviewed Meara King's initial appraisal which was delivered on October 19, 2001 and an updated appraisal dated May 31, 2002, including the opinion of Meara King that the fair market value of the Company is $0.01 per share. A SUMMARY OF MEARA KING'S APPRAISAL DATED JUNE 12, 2002, IS ATTACHED AS AN EXHIBIT TO THIS PROXY STATEMENT. In addition, the presentation of and the factors considered by Meara King in its appraisal are discussed under "Reports, Opinions, Appraisals, and Negotiations" supported Rotherwood's and the Company's determination.

         o Market Price and Premium. Rotherwood and the Company considered that
(i) the $.05 per share to be received by the Public Shareholders if a short-form merger is consummated is five times higher than the $.01 per share value determined by the Meara King appraisal; (ii) the withdrawal of Rotherwood's transactions could have an adverse impact on the survival of the Company and the value of the Company's common stock and any future liquidity of the Company's common stock; (iii) the consideration to be received by the Public Shareholders will consist entirely of cash; and (iv) the $.05 per share consideration is higher than the Company's negative net worth as of June 30, 2002.

         o Other Potential Investors and Buyers. Rotherwood and the Company also considered that no third party has ever indicated any interest in purchasing or investing in the Company in many years. Rotherwood and the Company also considered the fact that no other bidder is likely to emerge, given that Rotherwood currently owns 51.6% of the outstanding common stock of the Company, and given the Company's financial condition. Accordingly, Rotherwood and the Company believe that it is not likely that any party other than Rotherwood would propose and complete a transaction on terms more favorable to the Public Shareholders.

         o Risks of Turn-around Strategy. Rotherwood and the Company considered the risks in embarking on a turn-around plan and the likelihood that without additional investment by Rotherwood there could be no restructuring, and no future to the Company.

         o Availability of Appraisal Rights. Rotherwood and the Company considered the fact that Kansas law will entitle shareholders who file a written notice of intent with the Company to obtain the "fair value" of their shares, as determined by a court, if the Merger is completed.

         Rotherwood and the Company also considered a variety of risks and other potential negative factors concerning the series of transactions described in this Proposal III. These included the following:

         o Independence. Rotherwood and the Company considered the fact that the Company does not have a majority of independent directors, and that there have been no independent financial or legal advisers appointed to represent the Public Shareholders.

         o Loss of Equity Interest. Rotherwood and the Company considered that if a short-form merger is carried out, the Public Shareholders will not participate in any future growth of the Company. Consequently, if the Company is able to turn itself around, any future growth or potential sale of the Company would be for the benefit of Rotherwood only. Because of the risks and uncertainties associated with the Company's future prospects, Rotherwood and the Company have concluded that the immediate liquidity provided by going private will be preferable to enabling the Public Shareholders to have a speculative potential future return.

         o Conflicts of Interests. Rotherwood and the Company considered the conflicts of interests of Mr. Zicarelli and the Company's senior management, who are affiliated with Rotherwood.

         o Taxation of Transaction. Rotherwood and the Company considered that cash consideration to be received by the Public Shareholders will result in a taxable transaction to the Public Shareholders.

         o Recourse Against Rotherwood. Rotherwood and the Company considered that it would be difficult for the Company to enforce any commitment against Rotherwood, in the event of its breach, due to its control of the Company.

         In considering the series of transactions described in this Proposal III, Rotherwood and the Company considered Meara King's analyses to determine the going concern value of the Company. Rotherwood and the Company also reviewed internal financial analyses prepared by management and reviewed with the officers of the Company its historical and projected results, but neither Rotherwood nor the Company independently generated its own separate financial analysis of the transaction.

         Rotherwood and the Company concluded that the positive factors outweighed the negative factors. Because of the variety of the factors considered, Rotherwood and the Company did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching the determination to proceed with the transaction. The determination was made after consideration of all of the factors together.

         The series of transactions described in this Proposal III are not structured so that approval of holders of the majority of the shares held by the Public Shareholders will be sought. Rotherwood and the Company elected not to submit the amendment to the Company's Articles of Incorporation or other transactions described in this Proposal III for approval by holders of a majority of the shares held by the Public Shareholders. The board of directors of the Company has not retained an unaffiliated representative to act on behalf of the Public Shareholders. Only one of the Company's directors is independent. The Company and Rotherwood believed it would be very difficult to recruit new outside directors. Rotherwood and the Company believe there are sufficient procedural safeguards in place to ensure the procedural fairness of the transaction. These safeguards include:

         o an independent appraisal from Meara King; and

         o Kansas law entitles shareholders who file a written notice of intent with the Company to obtain the fair value of their shares, as determined by a court, if the Merger is completed.

Reports, Opinions, Appraisals and Negotiations

         In September 2001, the Company retained the firm of Meara, King & Co. to appraise the value of the Company's common stock. That firm's appraisal report dated October 19, 2001 states their opinion that the value of the common stock is $.01 per share. In May of 2002, the Company asked Meara King to update its appraisal report. Meara King delivered an updated appraisal on June 12, 2002. The updated appraisal states that in that firm's opinion the fair market value of the Company's common stock as of May 31, 2002 is $.01 per share. Neither the Company nor the Rotherwood entities suggested a value for the Company's common stock.

         Neither the Company nor Rotherwood or their affiliates had any prior relationships or engagements with Meara King until Meara King was engaged by the Company to appraise the value of the Company's common stock, except that in 1998, Meara King performed a valuation for Sagebrush Corporation, a subsidiary of Rotherwood Corporation, the predecessor to Rotherwood. This appraisal was performed in connection with the merger of an entity called Econo-Clad into Sagebrush Corporation. Meara King was paid $12,518 for this appraisal.

         Meara King provides business valuation services for such purposes as general business planning; determining income, estate and gift taxes; establishing the value of employer securities held by ESOP plans; completing mergers, acquisitions and divestitures; and resolving litigation. The firm's industry experience includes manufacturing, retailing, construction, insurance, distribution, utilities, computer software, trucking, automobile and restaurant franchises and service businesses such as advertising, law, medicine, architecture and printing. The firm has been engaged by judges, attorneys and litigants to assist in valuation issues in legal matters in federal, state and county courts throughout the United States. The firm's professional staff numbers 20, most of whom are certified public accountants.

Introduction

         The Company identified two other appraisal firms in the Kansas City area to undertake this engagement, but chose the Meara King firm. The engagement letter stated that the objective of the appraisal was to determine the fair market value of the Company to assist the Company's Board of Directors or shareholders considering various alternatives for a restructuring or strategic transaction.

         Meara King reported that the appraisals were conducted in accordance with Internal Revenue Ruling 59-60, which provides guidelines for valuing closely held businesses for income, estate and gift tax purposes. Meara King advised the Company that the appraisals were also conducted in accordance with Uniform Standards of Professional Appraisal Practice. Meara King engaged Dan Craig MAI at the Company's expense to appraise the Company's real estate. Meara King also engaged Kenneth Fowler, ASA at the Company's expense to appraise the Company's equipment and machinery. The Company paid Meara King consideration of $12,611, and paid $3,000 to Mr. Craig and $2,800 to Mr. Fowler. The Company paid $5,575 to Meara King in connection with the updated appraisal, for aggregate fees of $18,186 to Meara King and $5,800 to the two other appraisers.

         The following is a summary of Meara King's appraisal dated June 12, 2002. Because the firm concluded that the value of Company was $.01 per share in September 2001 and $.01 as of May 31, 2002 and because the later appraisal relies on more current data, this summary only covers the most recent appraisal.

         In the October 2001 appraisal, Meara King used both a net asset value method and a discounted future earnings method and reconciled the two methodologies to reach a value. The more recent appraisal, as summarized below, also uses a net asset value method, but because the value derived was a negative number, Meara King concluded that result was not meaningful, and that method was not used to derive an ultimate value.

Summary of Information Reviewed by Meara King and Overview of Valuation Assumptions

         In reaching its conclusion of fair market value, Meara King analyzed, among other things, the historical financial statements of the Company for the past three fiscal years, for the three month period ended March 31, 2002 and the four-month period ended April 30, 2002. The firm also analyzed management documents and forecasts and industry, market, economic and capital market data. The appraisal firm also visited the Company's facilities and interviewed the Company's management team. The appraisal firm viewed the Company as a privately held business because although the Company is a reporting company, the common stock is not publicly traded. Under Revenue Ruling 59-60, Meara King considered the nature of the Company's business since inception; economic outlook in general and the conditions of the Company's industry; book value of the stock and the financial condition of the business; earnings capacity of the Company; dividend paying capacity of the Company; goodwill and intangible value; sales of stock and size of block to be valued; and market price of stocks of public competitors. Meara King's objective was to determine fair market value, which it defined as the cash price in which property would change hands between a willing hypothetical uncoerced buyer and seller. The appraisals were conducted in accordance with the Uniform Standards of Professional Appraisal Practice ("USPAP").

Summary of Approaches to Value Deemed Appropriate by Meara King

         Meara King determined that the appropriate approaches for the Company were to use the cost approach and the income approach. The cost approach relies on a valuation of the Company's assets and liabilities as adjusted to reach the fair market value. The income approach is an earnings-based method of discounting the Company's potential future earnings to present value and was deemed appropriate because of management's plan to turn the Company around.

Review of Business, Restructuring Efforts, Company, Industry, Market and Economic Factors, Financial Statement Analysis

         Meara King reviewed the Company's industry and business history, observing that the Company has suffered significant losses from 1999 to 2001. The appraisal firm did note that the Company has undertaken a restructuring plan, which commenced in early 2001. The restructuring plan has included workforce reductions, including management replacement and implementing several changes including redirecting marketing efforts toward core products and sales channels that have performed well in the past and discontinuing non-performing products. The restructuring effort also includes re-evaluating manufacturing and inventory practices. The Company has begun outsourcing certain products and has leased a smaller, more efficient facility.

         Meara King reviewed the background of the management team and reviewed the status of the Company's labor relations. Meara King also studied the Company's revenues by product, its trademarks, its marketing strategies, customers and distribution channels. Meara King also examined the Company's competitive environment, noting that the Company's six biggest competitors have a 60% market share. Meara King also reviewed the Company's facilities and recent divestitures.

         As a result of this review, Meara King observed that key strengths were the Company's established workforce, patents and trademarks. However, the firm also noted that key weaknesses were significant product inefficiencies a highly leveraged balance sheet, lack of capital a severe competitive environment and poor economic outlook. Meara King next looked at economic conditions generally and competitive conditions in the office furniture market. The firm noted that the industry was experiencing difficult conditions and that demand for the Company's products could remain flat. Meara King did note that despite the difficult conditions, the Company's restructuring plan has contributed to a first quarter of 2002 operating profit of $16,000. However, debt service obligations have kept the Company in a loss position.

         Meara King also examined the Company's stock ownership, stock sales and dividend history. The firm noted that the Company is public, but the last public trade was in 1998. Accordingly, the Company would be valued as a closely held business. The firm also reviewed the Company's largely unsuccessful odd-lot tender offer in 2001 in which eligible shareholders that chose to participate could receive $.015 per share plus a Kik-Step product. Because the Company has not paid dividends on its common stock in recent years, the firm placed little or no emphasis on dividends.

         Meara King next analyzed the Company's balance sheet and income statement items for the last three years and as of April 30, 2002. The firm noted a significant decline in total assets, a working capital deficit, and decreases in intangible assets. Stockholders' equity has decreased from $648,000 at December 31, 1999 to negative $1.7 million at April 30, 2002. There have also been significant increases in current liabilities. Meara King also studied the Company's highly leveraged condition and the Company's debt obligation that has increased by $600,000 over last three years. The firm also analyzed the income statements going back three years and for the four months of 2002, and examined trends in the line items of the income statement. Meara King noted that total revenues decreased 6.5% per year since 1998, gross profit has decreased from 28.6% in 1998 to 22.1% in 2001, operating expenses as a percentage of revenue has increased from 27.6% in 1998 to 31.9% in 2001, and other expense significantly increased due to the use of credit facility. The Company recorded a marginal profit in 1998, but has recorded net losses in each year since then, including a $1.2 million net loss in 2001.

         Meara King studied the first quarter of 2002 income statement and noted significant trends: total revenues decreased 38% compared to the same period in 2001 due to competition and economic conditions; margins are improving and the cost of goods sold as a percentage of revenue significantly decreased to 65.4% compared to 77.9% in the same period in 2001 due to lower material costs and overhead reductions; operating expenses as a percentage of revenues increased to 34% compared to 31.9% in 2001; net operating income of $16,000 and a net loss of $14,000 were recorded; net profit margin was a negative .7%, but this was a significant improvement over the negative 11.5% recorded in the first quarter or 2001. Meara King observed that these trends reflected the Company's restructuring efforts and if the Company focused on generating sales, it could lead to future stability in operations.

         Meara King also examined traditional valuation ratios including the Company's quick ratio, current ratio, solvency ratio, efficiency ratio, and profitability ratio and compared these to competitors with the same standard industrial code. Meara King noted that the Company was essentially insolvent and these ratios did not compare favorably with typical members of the industry. The firm observed that these negative measurements hindered value and significantly increase the risk associated with the Company. Meara King also looked at investment performance and profitability ratios for the Company as compared to SIC competitors and noted that the Company's investors have experienced significant negative returns compared to positive returns for investors in other members of the industry.

         As a result of this analysis of the Company's historical financial results, the appraisal firm noted a downward operating trend resulting in net losses and a very weak financial position. The appraisal firm concluded that no meaningful indications of value could be derived from a valuation method based on historical earnings. However, the restructuring plan is working and therefore, an earnings-based method valuation using estimated future earnings was deemed appropriate. Due to uncertainties surrounding operations, an asset-based method was also used, but this was ultimately found not to be meaningful.

Summary of Income Approach--Discounted Future Earnings Method

         The first method of valuation that Meara King relied upon was the discounted earnings method. Although the Company's operations are currently unprofitable, Meara King determined that this method was appropriate because of management's restructuring plan. Under the discounted future earnings method, Meara King forecasted earnings and discounted these earnings to present value to determine the value of the Company.

         Meara King first developed a forecasted return based on management's forecasts through December 31, 2005. The appraiser selected pre-tax income available to equity owners as an appropriate return. The firm noted that the Company has a significant deferred tax asset in net operating loss carry forwards that will only be realized if the Company is able to generate taxable income in the future. Based on discussions with management, Meara King determined to apply an after-tax discount rate to pre-tax income to account for the value of the net operating losses. The following is a summary of management's assumptions and resulting projected balance sheets and income statements from 2002 to 2005.

Management Assumptions

         Revenues. Meara King relied on management's estimate that revenue is projected to grow at a rate of 3% per year up to 2005. This rate of growth is expected to occur from stabilizing product pricing and volume increases from improved marketing and increasing product awareness.

         Cost of goods sold. Management estimates that cost of goods sold as a percentage of revenues should improve from 77.9% in 2001 to approximately 67% in 2002. By 2005, these costs are expected to be 65% of revenue. These improvements are expected to occur from improving production processes, outsourcing products and moving to a new facility.

         Operating expenses. Operating expenses as a percentage of revenue are projected to remain 29% of revenue for 2002 and increase to 33% of revenue by 2005 due to increased sales and marketing expenditures.

         Other expenses. These consist of interest, cash discounts and other income and expense. These were estimated to remain constant at 2% of revenue.

         Income taxes. Income taxes were not estimated due to the effect of the net operating loss carry forwards.

         Debt. Meara King's model assumes that Rotherwood does not contribute to reduce the Company's debt, and therefore interest and guarantee fees will keep the Company from profitability. Rotherwood is planning an equity investment in 2002 which would enable the Company to reduce interest expense and fee obligations, which could result in net income to the Company. Meara King concluded that to assess value today, the equity investment would not be included. The value of the investment is reflected in determining the appropriate discount rate.

         The following charts show management's projected balance sheets and income statements from 2002 to 2005 that Meara King used to derive a net income number:

CRAMER, INC.

PROJECTED BALANCE SHEETS


                                                                    DECEMBER 31,
                                        ------------------------------------------------------------------
ASSETS                                       2002              2003              2004              2005
                                        ------------      ------------      ------------      ------------
Current assets                             1,879,246         1,988,361         2,051,548         2,140,397

Net fixed assets                             765,325           619,875           623,204           683,282

Total assets                               2,644,571         2,608,236         2,674,752         2,823,679


LIABILITIES                                 2002              2003              2004              2005
                                        ------------      ------------      ------------      ------------

Current liabilities                        3,905,053         4,014,354         4,213,746         4,425,894

Pension benefits payable                     241,496           218,496           188,496           158,496

Other                                        222,500           220,000           210,000           210,000

Total liabilities                          4,369,049         4,452,850         4,612,242         4,794,390

STOCKHOLDERS' EQUITY

Common stock                               3,819,538         3,819,538         3,819,538         3,819,538

Retained earnings                         (5,544,016)       (5,664,152)       (5,757,028)       (5,790,249)

Stockholders' equity                      (1,724,478)       (1,844,614)       (1,937,490)       (1,970,711)

Total liabilities and equity               2,644,571         2,608,236         2,674,752         2,823,679

WORKING CAPITAL                           (2,025,807)       (2,025,993)       (2,162,198)       (2,285,497)

                                           3-YEAR
                                          COMPOUND
GROWTH RATE ANALYSIS                       GROWTH             2003               2004               2005
                                        ------------      ------------       ------------       ------------
Working capital                                   NM               0.0%              (6.7)%             (5.7)%

Stockholders' equity                              NM              (7.0)%             (5.0)%             (1.7)%

Total assets                                     2.2%             (1.4)%              2.6%               5.6%


                                  CRAMER, INC.
                           PROJECTED INCOME STATEMENTS


                                                        FOR THE YEARS ENDING DECEMBER 31,
                                        ------------------------------------------------------------------
CATEGORY                                    2002              2003              2004              2005
                                        ------------      ------------      ------------      ------------
Revenue                                    8,346,686         8,416,970         8,718,036         9,153,665

Cost of goods sold                         5,614,140         5,639,370         5,771,340         5,977,344

Gross profit                               2,732,546         2,777,600         2,946,696         3,176,321

Operating expenses                         2,612,251         2,716,111         2,877,370         3,037,235

Operating income                             120,295            61,489            69,326           139,086

Other income (expenses)                     (133,366)         (181,625)         (162,203)         (172,308)

Income before income taxes                   (13,071)         (120,136)          (92,877)          (33,222)

Income taxes                                      --                --                --                --

Net income                                   (13,071)         (120,136)          (92,877)          (33,222)

Depreciation Expense                         155,320           200,450           206,671           224,921

Interest Expense                             134,378           156,625           162,203           172,308

EARNINGS BEFORE THE EFFECT OF DEBT

EBIT                                         121,307            36,489            69,326           139,086

EBITDA                                       276,627           236,939           275,998           364,008

                                           3-YEAR
                                          COMPOUND
GROWTH RATE ANALYSIS                       GROWTH             2003               2004               2005
                                         ----------        ----------         ----------         ----------
Revenue                                                           0.8%               3.6%              5.0%

Operating income                                5.0%            (48.9)%             12.7%            100.6%

Net income                                                     (819.1)%             22.7%             64.2%


Terminal Value

         Meara King next determined an appropriate terminal value for the discrete forecast period. The firm assumed that by 2005, the Company will have been restructured and be in a position for a liquidity event such as a sale or public offering. After analyzing similar companies reported with the same standard industrial classification ("SIC"), the firm concluded that a relationship between price and revenues existed. Therefore, Meara King determined a terminal value using a multiple of revenues. Because this value results in an indication of value before debt, long-term debt is subtracted to derive an estimated equity value. Meara King concluded that the price to revenue multiple for similar transactions of firms with the same SIC as the Company is approximately 42%. The Company's revenue base therefore commanded a 30-40% multiple. This assumes control, and Meara King deemed it was valuing a minority interest. Accordingly, Meara King determined that 30-32% is appropriate, which results in a value of $3 million. Assuming long-term debt of $2.5 million is subtracted, the result is a terminal equity value of approximately $500,000.

Discount Rate

         Meara King developed a discount rate using the summation or "build-up" method. The rate begins with a risk free rate of return based on a U.S. government security. To this base rate are added additional factors to reach a rate of return that an investor must earn to be persuaded to invest in the Company. Meara King determined that the discount rate was 29% and the capitalization rate was 26%.


         Using the discount rate of 29%, Meara King calculated the present value of terminal earnings of the Company to be $500,000, which was discounted to a present value of $68,000. The following chart shows Meara King's analysis using the discounted earnings method:

                                  CRAMER, INC.
                           DISCOUNTED FUTURE EARNINGS

                                                                        DECEMBER 31,
                                NOTE         -----------------------------------------------------------------      TERMINAL
            ITEM                 NO.           2002(1)            2003               2004             2005             YEAR
                              --------       ------------     ------------      ------------      ------------      ------------
Projected revenue                               4,874,710        8,416,970         8,718,036         9,153,665

Normalized net income                                  --         (120,136)          (92,876)          (33,221)

(1) Seven months of operating results


TERMINAL VALUE
                                                                                    LOW               HIGH
                                                                                ------------      ------------

Projected revenue in 2006                                                          9,611,000          9,611,000

Price/revenue factor                                                                      30%                40%

Estimated range of terminal values                                                 2,883,000          3,844,000

Estimated terminal value for subject company before debt                                                               3,000,000

Less long-term debt at 2005                                                                                           (2,500,000)

Estimated terminal value                                                                                                 500,000

CALCULATION OF PRESENT VALUE OF NET EARNINGS AND TERMINAL VALUE

Net earnings and terminal value                        --         (120,136)          (92,876)          (33,221)          500,000

Present value factor                              0.88736          0.69871           0.55016           0.43320           0.43320

Present value of net earnings                          --          (83,940)          (51,097)          (14,391)          217,000

ESTIMATED FAIR MARKET VALUE AS IF FREELY TRADED (ROUNDED)                                                                 68,000

Summary of Cost Approach--Net Asset Value Method

         One of the methods that the appraisal firm also used was the net asset value method. This approach estimates the value of the business based on the value of the assets and liabilities shown on the balance sheet as adjusted for their fair market value.

         Meara King examined the value the Company's land and building, and determined that the market value of those assets was $510,000 as of September 2001, based on the real estate appraisal of Dan Craig. Mr. Craig analyzed the Company's building and compared its features to four other similar properties that sold in the prior two years to reach a value of $510,000. Meara King reduced this value to $500,000 due to changes in market conditions since September 2001.

         The appraisal also took into account the value of the Company's machinery and equipment. Meara King did not appraise this property, instead it relied on the appraisal of Kenneth Fowler. Mr. Fowler determined the market value of the personal property in September 2001 to be $250,000. The net book value at April 30, 2002 was determined to be $300,000. Meara King concluded that the market value of these assets was $400,000 based on an in-place going concern analysis. Meara King also concluded that furnitures and fixtures, based on Mr. Fowler's analysis, had a value of $50,000.

         Meara King also analyzed the value of the Company's intangible assets, both recorded and unrecorded. The Company's unrecorded intangible assets included the Company's assembled workforce, trademarks, patents, customer list and relationships with distributors and manufacturers' representatives. The appraiser valued the Company's workforce using the replacement method at $407,000. The replacement method involves estimating the costs to replace an assembled workforce, including costs of recruiting, hiring and training. The firm examined the workforce's tenure, wage base, historical costs, and the collective bargaining agreement to reach the value of $407,000.

         The Company's trademarks, patents, customer list and other intangibles were also analyzed. The appraisal firm used the capitalized excess economic method in which an estimate of the excess income attributable to the intangible assets is determined and then capitalized to reach the intangibles' fair market value. The appraisal firm concluded that the value of trademarks, patents and customer list was $150,000.

         Meara King determined that the fair market value of the Company's assets was $3,381,928. The firm subtracted the value of the Company's liabilities of $4,205,644 to reach a control value of ($824,000). The following schedule summarizes the appraisal firm's analysis of the Company's balance sheet and the adjustments made under the net asset value method:


                                  CRAMER, INC.
                                 NET ASSET VALUE

                                                                                                FAIR MARKET         NOTE
                                                             BOOK VALUE        ADJUSTMENT          VALUE             NO.
                                                            ------------      ------------      ------------     ------------
LINE ITEM

ASSETS

Cash                                                             108,136                --           108,136

Accounts receivable, net                                         743,923                --           743,923

Inventories                                                      774,902                --           774,902

Prepaid expenses                                                 247,968                --           247,968

Total current assets                                           1,874,928                --         1,874,928

FIXED ASSETS:

Land                                                              28,900

Building                                                         916,500                             500,000                1

Machinery and equipment                                        3,870,485                             400,000                2

Furniture and office equipment                                 1,409,516                              50,000                3

Allowance for depreciation                                    (5,636,321)

Net property, plant and equipment                                589,080           360,920           950,000

Intangible assets                                                     --           557,000           557,000                4

Total assets                                                   2,464,008           917,920         3,381,928

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                 737,028                --           737,028

Notes payable                                                  2,320,000                --         2,320,000

Accrued expenses                                                 644,619                --           644,619

Total current liabilities                                      3,701,647                --         3,701,647

Pension benefits payable                                         281,496                --           281,496

Other                                                            222,500                --           222,500

Total liabilities                                              4,205,644                --         4,205,644

                                                              (1,741,635)          917,920          (823,715)

STOCKHOLDERS' EQUITY

Liabilities and equity                                         2,464,008           917,920         3,381,928

INDICATED CONTROL VALUE AS IF FREELY TRADED (ROUNDED)                                               (824,000)

NOTES ON ADJUSTMENTS - SEE REPORT FOR DETAILED DESCRIPTION

1. Real estate appraisal by David Craig & Co. as of 9/4/01, adjusted downward to reflect current market conditions per discussions with management.

2. & 3. Machinery and equipment appraisal by Appraisal Consulting Services, Inc. as of 9/11/01.

4.       Estimated value of identified intangibles:

           Assembled and trained workforce             $  407,000
           Trademarks, patents, customer list and other intangibles                150,000
                                                                                 ---------
           Total:                                         557,000

         Meara King concluded that this method results in a value that is not meaningful, and was not considered in the final estimate of value.

Lack of Marketability Discount to the Earnings Method of Value

         Meara King next concluded that the $68,000 present value of the Company based on the discounted future earnings should be discounted due to a lack of marketability because the Company's common stock does not trade on a public market, even though the Company is a publicly reporting entity. Meara King determined the lack of marketability discount based on a review of studies of transactions comparing the prices of restricted stock of publicly traded companies with prices of freely traded shares and studies of transactions comparing the process before companies made public offerings with prices after public offerings. The firm also looked at a number of factors including:

         o No dividends have been paid in the last five years, which supports a discount equal to the benchmarks;

         o The Company has a history of unprofitable results over the last five years and the outlook is marginal at best, which supports a discount equal to or greater than the benchmarks;

         o The interests to be valued represent small blocks with little influence over the Company's direction which supports a discount equal to the benchmarks;

         o Lack of restrictions on transferability, which supports a discount equal to or lower than the benchmarks;

         o A history of redemption, which supports a discount equal to or lower than the benchmarks; and

         o That the Company is small and although traded in the past, it is unlikely that it will trade in the near future, which supports a discount equal to the benchmarks.

         Based on an analysis of these and other factors as compared to a discount benchmark range of 32-44%, Meara King selected a discount of approximately 40%.

Valuation Conclusion--Fair Market Value

         Using the discount rate of 40%, Meara King multiplied the discount rate of 40% by the per share value of $.01 and subtracted that value from the per share value to reach an estimated fair market value of $.01 per share as of May 31, 2002.

         A summary of the appraisal without exhibits is included with this proxy statement. A copy of the appraisal with exhibits will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested shareholder or its representative. A copy of the report will also be provided to any interested shareholder of the Company upon written request at the expense of the requesting shareholder.

Source and Amount of Funds or Other Consideration

         If the Merger is consummated as intended by Rotherwood at a consideration of $.05 per share, the Public Shareholders holding the 1,958,034 shares of Company common stock not held by Rotherwood would receive an aggregate of approximately $98,000 in cash. The source of these funds would be the operating funds of Rotherwood.

HOW MANY SHARES OF COMMON STOCK AND PREFERRED STOCK DOES THE COMPANY HAVE ISSUED AND OUTSTANDING PRIOR TO THE AMENDMENT TO THE ARTICLES OF INCORPORATION?

         The Company currently has 8,200,000 shares authorized, consisting of 6,000,000 shares of no par value common stock, of which 4,039,607 shares are outstanding (prior to the issuance of common stock to Rotherwood in payment of accrued letter of credit/pledge fees and in consideration of Rotherwood's $900,000 cash investment) and 2,200,000 shares of designated preferred stock, of which no shares are outstanding. Proposal III will eliminate the designated preferred stock.

WHAT ARE THE FEATURES OF THE NEWLY AUTHORIZED COMMON STOCK?

         The newly authorized common stock will have the same voting rights, dividend rights, and rights on liquidation or dissolution as the current issued and outstanding common stock.

COULD THE AVAILABILITY OF ADDITIONAL SHARES OF COMMON STOCK MAKE A HOSTILE TAKEOVER OF THE COMPANY MORE DIFFICULT?

         Although the Board of Directors has no present plans to do so, authorized and unissued common stock could be issued in one or more transactions with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of the Company. Any such issuance of additional shares could have the effect of diluting the earnings per share (if any) and book value per share of existing shares of common stock, and such additional shares could be used to dilute the share ownership of persons seeking to obtain control of the Company. The Board and its financial and legal advisers are aware that a number of corporations have adopted special "shareholders' rights plans" or "poison pills" with a view toward creating significant defensive mechanisms against the possibilities of hostile takeover actions. Whether or not the proposed amendment to the Articles of Incorporation is adopted by shareholders, the Board could determine to implement a shareholders' rights plan in the future. The Board has no present intention to propose any other amendments to the Company's Articles or Bylaws which might be considered anti-takeover devices.

         In addition, if Proposal III is adopted, the Board of Directors could authorize the issuance of common stock to a holder who might thereby obtain sufficient voting power to ensure that any proposal to remove directors, or to alter, amend or repeal the Articles, would not receive the requisite shareholder vote required to remove the directors or amend the Articles. The contemplated issuances of common stock to Rotherwood as compensation for its guarantee of the Company's bank line of credit and for Rotherwood's investment of $900,000, each as described above, will give Rotherwood sufficient voting power to effect a short-form merger of the Company into Rotherwood without Board or Public Shareholder approval.

         Because a majority of the Company's outstanding common stock is controlled by Rotherwood and the percentage of common stock owned by Rotherwood will increase as a result of the transactions described in this proxy statement, it is highly unlikely that any person could effect a takeover of the Company without the concurrence of Rotherwood.

DO ANY OF OUR OFFICERS OR DIRECTORS HAVE AN INTEREST IN PROPOSAL III?

         James R. Zicarelli, one of two members of the Board of Directors of the Company, is President of and owns a membership interest in Rotherwood. Mr. Zicarelli has no direct personal beneficial interest in any common stock owned or which may in the future be acquired by Rotherwood. Mr. Zicarelli abstained from voting as a director on Proposal III.

THE BOARD OF DIRECTORS (MR. ZICARELLI ABSTAINING) RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTION THAT WILL BE PRESENTED AT THE ANNUAL MEETING:

         RESOLVED, that the existing text of Article 4 of the Articles of Incorporation of the Company is deleted in its entirety and be, and it hereby is, amended to read as follows:

                  The corporation shall have authority to issue Seventy Four Million Two Hundred Thousand (74,200,000) shares of common stock, all of which shall be without par value, and when such shares are issued, they shall be fully paid and non-assessable.

                               IV. OTHER BUSINESS

         As of the date of this proxy statement, the Board of Directors knows of no other business that will be presented at the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

               SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

DO I HAVE A RIGHT TO NOMINATE DIRECTORS OR MAKE PROPOSALS FOR CONSIDERATION BY THE SHAREHOLDERS AT THE 2003 ANNUAL MEETING?

         Yes. You must comply with the following procedures if you wish to nominate directors or make other proposals for consideration at the 2003 or any subsequent annual shareholders meeting.

HOW DO I MAKE A NOMINATION?

         If you are a shareholder of record and wish to nominate someone to the Board of Directors for election in 2003 or any subsequent year, you must give written notice to the Secretary of the Company. Your notice must be given not less than 60 days and not more than 90 days prior to the first anniversary of the date of the previous year's meeting. A nomination received less than 60 days prior to the first anniversary of the date of the previous year's meeting will be deemed untimely and will not be considered. Your notice must include:

         o for each person you intend to nominate for election as a director, all information related to that person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected)

         o your name and address and the name and address of any person on whose behalf you made the nomination, as they appear on our books

         o the number of shares owned beneficially and of record by you and any person on whose behalf you made the nominations

HOW DO I MAKE A PROPOSAL?

         If you are a shareholder of record and wish to make a proposal to our shareholders at the 2002 or any subsequent meeting, you must give written notice to the Secretary of the Company. Pursuant to Rule 14a-8 of the SEC, your notice must be received at our offices not less than 120 calendar days before the first anniversary of the date our proxy statement was mailed to shareholders in connection with the previous year's annual meeting. Any proposal received less than 120 days before that date will be deemed untimely and will not be considered. Your notice must include:

         o a brief description of your proposal and your reasons for making the proposal

         o your name and address and the name and address of any person on whose behalf you made the proposal, as they appear on our books

         o any material interest you or any person on whose behalf you made the proposal have in the proposal

         o the number of shares owned beneficially and of record by you and any person on whose behalf you made the proposal

CAN THE BOARD REJECT MY PROPOSAL?

         Yes. SEC Rule 14a-8 describes the circumstances under which the Board may reject a shareholder proposal.

ARE THERE ANY EXCEPTIONS TO THE DEADLINE FOR MAKING A NOMINATION OR PROPOSAL?

         Yes. If the date of the annual meeting is scheduled more than 30 days prior to or more than 60 days after the anniversary date of the previous year's meeting, your notice must be delivered:

         o    not earlier than 90 days prior to the meeting; and

         o not later than (a) 60 days before the meeting or (b) the 10th day after the date we make our first public announcement of the meeting date, whichever is earlier

         If the Board increases the number of directors to be elected but we do not make a public announcement of the increased Board or the identity of the additional nominees within 70 days prior to the first anniversary of the date of the previous year's meeting, your notice will be considered timely (but only with respect to nominees for the new positions created by the increase) if it is delivered to the Secretary not later than the close of business on the 10th day following the date of our public announcement.

                                  MISCELLANEOUS

ANNUAL REPORT

        Our Annual Report on Form 10-KSB/A, containing financial statements for the year ended December 31, 2001, was mailed with this proxy statement to all shareholders entitled to vote at the annual meeting. You must not regard the annual report as additional proxy solicitation material.

WE WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT THE ADDRESS LISTED ON THE COVER PAGE OF THIS PROXY STATEMENT, A COPY OF OUR ANNUAL REPORT ON FORM 10-KSB/A, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001.

HOUSEHOLDING

         A single copy of our Annual Report on Form 10-KSB/A and proxy statement are being delivered to any multiple shareholders sharing the same address pursuant to SEC Rule 14a-3(e)(1), unless we or our transfer agent have received contrary instructions from one or more of those shareholders. We agree to deliver promptly upon written or oral request a separate copy of our Form 10-KSB/A and proxy statement to any shareholder at a shared address to which a single copy of those documents has been delivered. You may notify us that you wish to receive a separate copy of the Form 10-KSB/A and proxy statement for the 2002 or any future annual meeting by contacting us at 625 Adams Street, Kansas City, Kansas 66105 (913) 621-6700, attention Gregory Coward. Shareholders who are members of a single household receiving multiple copies of those documents and who wish to receive a single copy may contact us at the same address or telephone number.

                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     /s/ Gregory Coward
                                     ------------------------------------------
                                     Gregory Coward, President and Chief
                                       Executive Officer

               DOCUMENTS AND INFORMATION INCORPORATED BY REFERENCE

Our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2001 and the joint Transaction Statement of the Company, Rotherwood and Rotherwood Investments on Schedule 13E-3, being sent to shareholders with this proxy statement, and our quarterly reports on Form 10-QSB for the quarters ended March 31 and June 30, 2002, are incorporated in this proxy statement by reference.

                                  CRAMER, INC.
           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ____ __, 2002
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         As a shareholder of Cramer, Inc. (the "Company"), I appoint Gregory Coward as my attorney-in-fact and proxy (with full power of substitution), and authorize him to represent me at the Annual Meeting of Shareholders of the Company to be held at 625 Adams Street, Kansas City, Kansas 66105 on ____ __, 2002 at eleven o'clock a.m., and at any adjournment of the meeting, and to vote the common stock in the Company held by me as designated below on proposals 1, 2 and 3.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

Proposal #1. Election of Directors:    James R. Zicarelli and David E. Crandall

   [ ] FOR the nominees listed above       [ ]  WITHHOLD AUTHORITY to vote for the nominees listed above.
                                                (If you do not check this box, your shares will be vote in favor of both nominees)

          TO WITHHOLD AUTHORITY TO VOTE FOR EITHER NOMINEE, STRIKE THROUGH THAT NOMINEE'S NAME ABOVE.

Proposal #2. Proposal to ratify the appointment of Stirtz Bernards Boyden Surdell & Larter, PA as the Company's
independent accountants for 2002.

        [ ] FOR                       [ ]  AGAINST                   [ ]  ABSTAIN

Proposal #3. Proposal to amend the Company's Articles of Incorporation to increase the authorized capital stock from 8,200,000 shares to 74,200,000 shares.

        [ ] FOR                       [ ]  AGAINST                   [ ]  ABSTAIN

To act upon any other matters that may properly come before the meeting.

   IF NO CHOICE IS INDICATED ON THE PROXY, THE PERSONS NAMED AS PROXIES INTEND TO VOTE FOR ALL THREE PROPOSALS.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer.



                                           -------------------------------------
                                           Signature of Shareholder


                                           -------------------------------------
                                           Title


                                           -------------------------------------
                                           Signature of Shareholder


                                           -------------------------------------
                                           Title


                                           -------------------------------------
                                           Dated